EXHIBIT 16.1





                      [Kyle L. Tingle, CPA, LLC Letterhead]



August 4, 2005


Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549


To Whom It May Concern:

This letter is to be filed in connection with the Current Report on Form 8-K/A filed with the Securities and Exchange Commission on August 4, 2005. This letter confirms my dismissal as auditor of International Card Establishment, Inc. (Commission Number 000-333129), effective after the first quarter 2005 filing of the Form 10-QSB.

At this time, there are no accounting disagreements on the financial statements of International Card Establishment, Inc. prepared by this firm and filed with the Securities and Exchange Commission. Further, I agree with the disclosures made by the Company on the Form 8-K/A.

If you have any questions regarding this communication, please contact Kyle L. Tingle at 702/450-2200.

Sincerely,

/s/ KYLE L. TINGLE, CPA, LLC
    ________________________
    Kyle L. Tingle, CPA, LLC